UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
_________________

Date of Report (Date of earliest event reported): August 1, 2007

HANDHELD ENTERTAINMENT, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-32985	98-0430675
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

539 Bryant Street, Suite 403 San Francisco, CA	94107
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (415) 495-6470

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On August 1, 2007, Handheld Entertainment, Inc., a Delaware corporation (the “Company”), entered into an asset purchase agreement with eBaum’s World, Inc., a New York corporation (“eBaum’s World”), whereby the Company’s wholly owned subsidiary will acquire substantially all of the business and assets and assume certain liabilities of eBaum’s World subject to closing. The purchase price for the assets of eBaum’s World will be $52.5 million payable as follows:

•	$15 million in cash at the closing;

•	$5 million in shares of the Company’s common stock will placed in escrow and payable in 23 installments subject to certain restrictive covenants and the Company’s right to set-off;

•	$2.5 million in cash payable in six quarterly installments following the closing subject to the achievement of certain development milestones;

•
1,635,056 shares of our common stock (valued at $2.5 million), subject to forfeiture if Eric Bauman, the founder of eBaum’s World, is not continually employed by the Company’s subsidiary for 36 months following the closing; and

•
$27.5 million dollars of “earn out” payments payable in a combination of cash and stock subject to achievement of certain financial and operational milestones of the purchased business over a three year period following the closing.

eBaum’s World has also agreed that, if revenues from the business for the period from July 1, 2007 through June 30, 2008, do not exceed $5 million, then the Company shall have the right, subject to certain limitations, to reduce the purchase price by not paying $2.5 million dollars worth of either the $2.5 million dollar cash payment or the $5 million stock payment otherwise due or payable as described above or any combination thereof, at the Company’s option.

The number of shares of the Company’s common stock to be issued from time to time pursuant to the asset purchase agreement will be calculated by dividing the dollar amount of the purchase price represented thereby by a ten trading day moving average of the closing prices of the Company’s common stock on the Nasdaq Capital Market at the relevant time. Because the number of shares of the Company’s common stock that it may issue as part of the purchase price will depend in part on the market prices of the Company’s common stock at the time that these shares are required to be issued, the number of shares of common stock that the Company will be required to issue cannot be determined at this time, and such number of shares may be in excess 20% of the Company’s pre-transaction outstanding shares of common stock. Accordingly, the Company will seek stockholder approval of the acquisition in accordance with the rules of the Nasdaq Stock Market. The Company expects to close the acquisition upon obtaining stockholder approval and upon the satisfaction or waiver of certain closing conditions contained in the asset purchase agreement.

In addition, on August 2, 2007, the Company entered into a securities purchase agreement with YA Global Investments, L.P. (“YA Global”), whereby the Company has agreed to sell and YA Global has agreed to purchase (i) $23 million principal amount of debentures that will be convertible into shares of the Company’s common stock at a conversion price of $1.90 per share; (ii) warrants to purchase 3,026,316 shares of the Company’s common stock at an exercise price of $1.90 per share and (iii) warrants to purchase 2,751,196 shares of the Company’s common stock at an exercise price of $2.09 per share for an aggregate purchase price of $23 million. The Company expects to use $15 million of the proceeds from the sale of the convertible debentures and warrants to fund the cash portion of the purchase price for the assets of eBaum’s World.

The Company will have the right to make certain payments due under the convertible debentures in shares of its common stock rather than in cash. The number of shares of the Company’s common stock that may be issued from time to time in payment of principal of and interest under the convertible debentures will be calculated by dividing the dollar amount of the relevant payment by the lesser of (i) $1.90 or (ii) 90% of the lowest daily dollar volume-weighted average price of the Company’s common stock on the Nasdaq Capital Market during the ten trading days immediately preceding the payment date. Because the number of shares of the Company’s common stock that it may issue as part of such payments will depend in part on market prices of the Company’s common stock around the times that the payments are due, the number of shares that the Company will be required to issue and the prices at which such shares will be issued cannot be determined at this time. The Company may issue a number of shares of its common stock in excess 20% of the Company’s pre-transaction outstanding shares of common stock at prices below the book or market value its common stock. Accordingly, the Company will also seek stockholder approval of the sale of the convertible debentures in accordance with the rules of the Nasdaq Stock Market. The Company expects to close on the sale of the convertible debentures and warrant upon obtaining stockholder approval and upon the satisfaction or waiver of certain closing conditions contained in the securities purchase agreement.

Item 8.01  Other Events.

The Company expects that certain persons who are or will become our affiliates will purchase some convertible debentures and warrants on substantially the same terms as YA Global.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HANDHELD ENTERTAINMENT, INC.

Date: August 6, 2007	By:	/s/ William J. Bush
William J. Bush
Title Chief Financial Officer